UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:    December 21, 2006

(Date of Earliest Event Reported):    (December 20, 2006)

Revlon, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11178	13-3662955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Park Avenue New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

(212) 527-4000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 20, 2006, Revlon Consumer Products Corporation (‘‘RCPC’’), the wholly-owned operating subsidiary of Revlon, Inc. (‘‘Revlon’’ and, together with RCPC, the ‘‘Company’’), consummated its previously-announced bank refinancing by replacing its existing $800 million term loan facility provided under its 2004 bank credit agreement with a new 5-year $840 million term loan agreement, dated as of December 20, 2006, among RCPC, as borrower, the lenders party thereto, Citicorp USA, Inc. as administrative agent and collateral agent, Citigroup Global Markets Inc. as sole lead arranger and sole bookrunner, and JPMorgan Chase Bank, N.A. as syndication agent, on terms substantially similar to those previously announced (the ‘‘2006 Term Loan Facility’’). As part of the bank refinancing, RCPC also amended its existing bank credit agreement, dated as of July 9, 2004, among RCPC and certain of its local borrowing subsidiaries, as borrowers, the lenders and issuing lenders party thereto, Citicorp USA, Inc., as multi-currency administrative agent and collateral agent, UBS Securities LLC as syndication agent and Citigroup Global Markets Inc. as sole lead arranger and sole bookrunner, to extend to January 2012 its existing $160 million revolving credit facility and provide for other amendments on terms substantially similar to those previously announced (as so amended, the ‘‘2006 Revolving Credit Facility’’ and, together with the 2006 Term Loan Facility, the ‘‘2006 Credit Facilities’’).

Among other things, the 2006 Credit Facilities will result in annual interest savings due to lower interest margins and provide the Company with greater financial and other covenant flexibility including, among other things, eliminating the requirement that RCPC redeem all but $25 million of the 8 5/8% Senior Subordinated Notes due 2008 by October 30, 2007, as well as extend the maturity dates for RCPC’s bank credit facilities to January 2012.

Copies of the 2006 Revolving Credit Facility (set forth in its entirety in Exhibit A to Amendment No. 4 to RCPC’s existing bank credit agreement) and the 2006 Term Loan Facility, and the related Amended and Restated Pledge and Security Agreement and Amended and Restated Intercreditor and Collateral Agency Agreement are attached hereto as Exhibits 4.1 through 4.4, respectively, and are incorporated by reference herein.

The following is a description of the 2006 Credit Facilities. Investors should refer to the 2006 Revolving Credit Facility and the 2006 Term Loan Facility, respectively. Unless otherwise indicated, capitalized terms have the meanings given to them in the 2006 Revolving Credit Facility or the 2006 Term Loan Facility, as applicable.

The 2006 Revolving Credit Facility extends the maturity of RCPC’s existing $160.0 million asset-based multi-currency revolving credit facility to January 15, 2012. Availability under the 2006 Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable, eligible inventory and eligible real property and equipment in the U.S. and eligible accounts receivable and eligible inventory in the U.K. from time to time. The 2006 Revolving Credit Facility is available to: (i) RCPC in revolving credit loans denominated in U.S. dollars; (ii) RCPC in swing line loans denominated in U.S. dollars up to $30 million; (iii) RCPC in standby and commercial letters of credit denominated in U.S. dollars and other currencies up to $60 million; and (iv) RCPC and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. dollars and other currencies, in each case subject to borrowing base availability. If the value of the eligible assets is not sufficient to support a $160 million borrowing base under the 2006 Revolving Credit Facility, RCPC will not have full access to the 2006 Revolving Credit Facility. RCPC’s ability to make borrowings under the 2006 Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and RCPC’s compliance with other covenants in the 2006 Revolving Credit Facility, including a fixed charge coverage ratio that applies when the excess borrowing base (representing the difference between (1) the borrowing base under the 2006 Revolving Credit Facility and (2) the amounts outstanding under the 2006 Revolving Credit Facility) is less than $20.0 million.

Borrowings under the 2006 Revolving Credit Facility (other than loans in foreign currencies) bear interest at a rate equal to, at RCPC’s option, either (i) the Eurodollar Rate plus 2.00% per annum or (ii) the Alternate Base Rate plus 1.00% per annum (reducing the applicable margins from 2.50% and

1.50% per annum, respectively, provided under the previous 2004 bank credit agreement). Loans in foreign currencies bear interest in certain limited circumstances, or if mutually acceptable to RCPC and the relevant foreign lenders, at the Local Rate, and otherwise at the Eurocurrency Rate, in each case plus 2.00%. RCPC pays to the lenders under the 2006 Revolving Credit Facility a commitment fee of 0.30% (reduced from 0.50% applicable under the previous 2004 bank credit agreement) of the average daily unused portion of the 2006 Revolving Credit Facility, which fee is payable quarterly in arrears. Under the 2006 Revolving Credit Facility, RCPC pays: (i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by foreign lenders out of the portion of the Applicable Margin payable to such foreign lender); (ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans; (iii) to the multi-currency lenders a letter of credit commission equal to the product of (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) and (b) the aggregate undrawn face amount of letters of credit; and (iv) to the issuing lender, a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit, which fee is a portion of the Applicable Margin.

The 2006 Term Loan Facility provides for up to $840 million in term loans which were drawn in full on the December 20, 2006 closing date. The proceeds of the term loans were used to repay in full the outstanding term loans under the Existing Credit Agreement (plus accrued interest of approximately $15.3 million and a prepayment fee of approximately $8.0 million) and the remainder will be available for general corporate purposes, after paying fees and expenses related to the credit agreement refinancing. The 2006 Term Loan Facility will mature on January 15, 2012. Under the 2006 Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 4.00% per annum and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 3.00% per annum (reducing the applicable margins from 6.00% and 5.00% per annum, under the previous 2004 bank credit agreement).

Prior to the termination date of the 2006 Term Loan Facility, on April 15, July 15, October 15 and January 15 of each year (commencing April 15, 2008), RCPC shall repay $2.1 million of the principal amount of the term loans outstanding under the 2006 Term Loan Facility on each respective date. In addition, the term loans under the 2006 Term Loan Facility are required to be prepaid with: (i) the net proceeds in excess of $10.0 million for each twelve-month period ending on each July 9 (or $25.0 million for the twelve-month period ending on July 9, 2007) received during such period from sales of Term Loan First Lien Collateral (as defined below) by RCPC or any of its subsidiary guarantors (subject to carryover of unused annual basket amounts up to a maximum of $25.0 million), (ii) the net proceeds from the issuance by RCPC or any of its subsidiaries of certain additional debt and (iii) 50% of RCPC’s Excess Cash Flow.

Under certain circumstances, RCPC will have the right to request the 2006 Revolving Credit Facility to be increased by up to $50.0 million and the 2006 Term Loan Facility to be increased by up to $200.0 million provided that the lenders are not committed to provide any such increase.

The 2006 Credit Facilities are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, the domestic subsidiaries of RCPC. The obligations of RCPC under the 2006 Credit Facilities and the obligations under the guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of RCPC and the subsidiary guarantors, including: (i) mortgages on owned real property, including RCPC’s facilities in Oxford, North Carolina and Irvington, New Jersey; (ii) the capital stock of RCPC and the subsidiary guarantors and 66% of the capital stock of RCPC’s and the subsidiary guarantors’ first-tier foreign subsidiaries; (iii) intellectual property and other intangible property of RCPC and the subsidiary guarantors; and (iv) inventory, accounts receivable, equipment, investment property and deposit accounts of RCPC and the subsidiary guarantors. The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than the capital stock of RCPC and its subsidiaries), real property, equipment, fixtures and certain intangible property related thereto secure the 2006 Revolving Credit Facility on a first priority basis and the 2006 Term Loan Facility on a second priority basis, while the liens on the capital stock of RCPC and its subsidiaries and intellectual property and certain other intangible property (the ‘‘Term Loan First Lien Collateral’’) secure the 2006 Term Loan Facility on a first priority basis and the 2006 Revolving Credit Facility on a second priority basis, all as set forth in the Amended and Restated Intercreditor and Collateral Agency Agreement by and among RCPC and the lenders (the ‘‘Intercreditor Agreement’’). The Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by RCPC, such as foreign exchange and interest rate hedging obligations and foreign working capital lines.

Each of the 2006 Credit Facilities contains various restrictive covenants prohibiting RCPC and its subsidiaries from: (i) incurring additional indebtedness or guarantees, with certain exceptions; (ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, (a) exceptions permitting RCPC to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting fees, regulatory fees such as SEC filing fees, insurance and other miscellaneous expenses related to being a public holding company, (b) subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Second Amended and Restated Revlon, Inc. Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan, and (c) subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such; (iii) creating liens or other encumbrances on RCPC’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of RCPC’s or its subsidiaries’ assets, all subject to certain limited exceptions; (iv) with certain exceptions, engaging in merger or acquisition transactions; (v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions; (vi) making investments, subject to certain exceptions; and (vii) entering into transactions with affiliates of RCPC other than upon terms no less favorable to RCPC or its subsidiaries than it would obtain in an arms’ length transaction. In addition to the foregoing, the 2006 Term Loan Facility contains a financial covenant limiting the senior secured leverage ratio of RCPC (the ratio of RCPC’s Senior Secured Debt (excluding debt outstanding under the 2006 Revolving Credit Facility) to EBITDA, as each such term is defined in the 2006 Term Loan Facility) to 5.5 to 1.0 for each period of four consecutive fiscal quarters ending during the period from December 31, 2006 to September 30, 2008, stepping down to 5.0 to 1.0 for each period of four consecutive fiscal quarters ending during the period from of December 31, 2008 to the maturity date of the 2006 Term Loan Facility. Under certain circumstances when the difference between (i) the borrowing base under the 2006 Revolving Credit Facility and (ii) the amounts outstanding under the 2006 Revolving Credit Facility is less than $20.0 million for a period of 30 consecutive days or more, the 2006 Revolving Credit Facility requires RCPC to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period, as each such term is defined in the 2006 Revolving Credit Facility) of 1.0 to 1.0.

The events of default under each 2006 Credit Facility include customary events of default for such types of agreements, including: (i) nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period; (ii) non-compliance with the covenants in such 2006 Credit Facility or the ancillary security documents, subject in certain instances to grace periods; (iii) the institution of any bankruptcy, insolvency or similar proceedings by or against RCPC, any of RCPC’s subsidiaries or Revlon, Inc., subject in certain instances to grace periods; (iv) default by Revlon, Inc. or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $5.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $5.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default or other event is to cause or permit the holders of such debt to cause the acceleration of payment of such debt; (v) a cross default to the other 2006 Credit Facility; (vi) the failure by RCPC, certain of RCPC’s subsidiaries or Revlon, Inc., to pay certain material judgments; (vii) a change of control such that (A) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of RCPC’s capital stock, (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to ‘‘control’’ RCPC, and any other person or group or persons owns, directly or indirectly, more than 35% of the total voting power of RCPC, (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall ‘‘control’’ RCPC or (D) during any period of two consecutive years, the directors serving on RCPC’s Board of Directors at the beginning of such period (or other directors nominated by at least 66 2/3% of such continuing directors) shall cease to be a majority of the directors; (viii) the failure by Revlon, Inc. to contribute to RCPC all of the net proceeds it receives from any other sale of its equity securities or RCPC’s capital stock, subject to certain limited exceptions; (ix) the failure of any of RCPC’s, its subsidiaries’ or Revlon, Inc.’s representations or warranties in any of the documents entered into in connection with the such 2006 Credit Facility to be correct, true and not misleading in all material respects when made or confirmed; (x) the conduct by Revlon, Inc., of any meaningful business activities other than those that are customary for a publicly traded holding company which is not itself an operating company, including the ownership of meaningful assets (other than RCPC’s capital stock) or the incurrence of debt, in each case subject to limited exceptions; (xi) any M&F Lenders’ failure to fund any binding commitments by such M&F Lender under any agreement governing any M&F Loan; (xii) the failure to maintain the M&F Loan facility until Revlon, Inc. shall have consummated an additional equity offering resulting in gross proceeds of at least $75 million, the net proceeds of which are contributed to RCPC, and the failure of RCPC to apply such net proceeds to the repayment of outstanding 8 5/8% Senior Subordinated Notes due 2008 or certain other indebtedness (including the 2006 Revolving Credit Facility without any reduction in the commitments thereunder); and (xiii) the failure of certain of RCPC’s affiliates which hold RCPC’s or its subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness.

If RCPC is in default under the senior secured leverage ratio under the 2006 Term Loan Facility or the consolidated fixed charge coverage ratio under the 2006 Revolving Credit Facility, RCPC may cure such default by issuing certain equity securities to, or receiving capital contibutions from, Revlon, Inc. and applying the cash therefrom to increase EBITDA for the purpose of calculating the applicable ratio. This cure right may be exercised by RCPC only two times in any four quarter period.

Item 7.01.    Regulation FD Disclosure.

On December 20, 2006, Revlon issued a press release (the ‘‘Press Release’’) announcing the consummation of the 2006 Credit Facilities.

A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. In accordance with General Instruction B.2 to the Form 8-K, the information under this Item 7.01 and the press release attached hereto as Exhibit 99.1 shall be deemed to be ‘‘furnished’’ to the Securities and Exchange Commission and not be deemed to be ‘‘filed’’ with the Securities and Exchange Commission for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 9.01.    Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
4.1	Term Loan Agreement, dated as of December 20, 2006 among RCPC, as borrower, the lenders party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citigroup Global Capital Markets Inc., as sole lead arranger and sole bookrunner (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
4.2	Amendment No. 4, dated as of December 20, 2006, to Credit Agreement, dated as of July 9, 2004 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
4.3	Amended and Restated Pledge and Security Agreement, dated as of December 20, 2006 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
4.4	Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 20, 2006 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
99.1	Press Release, dated December 20, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVLON, INC.

By: /s/ Robert K. Kretzman
        Robert K. Kretzman
        Executive Vice President,
        Chief Legal Officer
        and General Counsel

Date: December 21, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Term Loan Agreement, dated as of December 20, 2006 among RCPC, as borrower, the lenders party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
4.2	Amendment No. 4, dated as of December 20, 2006, to Credit Agreement, dated as of July 9, 2004 (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
4.3	Amended and Restated Pledge and Security Agreement, dated as of December 20, 2006 (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
4.4	Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 20, 2006 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K of Revlon Consumer Products Corporation filed with the Securities and Exchange Commission on December 21, 2006).
99.1	Press Release, dated December 20, 2006.